Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Albertsons Savings and Retirement Estates, Plan Administrator

Albertsons Savings and Retirement Estates:

We consent to incorporation by reference in the Registration Statements (Nos. 333-82161 and 333-87773) on Form S-8 of SUPERVALU INC., of our report dated June 30, 2008 relating to the statements of net assets available for benefits of the Albertsons Savings and Retirement Estates, as of December 31, 2007 and December 31, 2006 and the related statement of changes in net assets available for benefits for the year ended, which report appears in the December 31, 2007 annual report on Form 11-K of the Albertsons Savings and Retirement Estates.

/s/ KPMG LLP

Minneapolis, Minnesota
June 30, 2008

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